Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-3 of our report dated March 31, 2022, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of LINKBANCORP, Inc. for the year ended December 31, 2021 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania

December 16, 2022